Exhibit 16.0

Securities and Exchange Commission
Washington, D.C. 20576

Commissioners:

We have read Auburn Savings Bank, F.S.B.’s statements regarding the change in independent accountants included in the section titled, “Experts” in its Registration Statement on Form S-1 and we agree with such statements concerning our firm.

Portland, Maine	/s/ Baker, Newman & Noyes
March 12, 2008	Limited Liability Company